METROPOLITAN SERIES FUND, INC.

ARTICLES OF AMENDMENT FOR

CHANGE IN PORTFOLIO NAMES

Metropolitan Series Fund, Inc., a Maryland corporation, having its principal office in the State of Maryland c/o United Corporate Services, Inc., 20 South Charles Street, Suite 1200, Baltimore, Maryland 21201 (hereinafter “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation are hereby amended by changing the designation of a certain classes of stock, identified therein, as follows:

Original Designation	New Designation
Franklin Templeton Small Cap Growth Portfolio	Loomis Sayles Small Cap Growth Portfolio

Loomis Sayles Small Cap Portfolio	Loomis Sayles Small Cap Core Portfolio (effective May 1, 2009)

SECOND: The Amendment to the Articles of Incorporation of the Corporation as hereinabove set forth was approved by a majority of the entire Board of Directors of the Corporation, and is limited to a change expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the Corporation’s Shareholders.

THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Assistant Secretary on November 7, 2008.

ATTEST:	METROPOLITAN SERIES FUND, INC.

/s/ Michael P. Lawlor	By:	/s/ Elizabeth M. Forget
Michael P. Lawlor		Elizabeth M. Forget
Assistant Secretary		President